EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-25233, 33-82076, 333-48789, 333-48795, 333-48815, 333-84779, 333-108092, 333-110061, 333-142743, and 333-155298 on Form S-8 and Registration Statement Nos. 333-122823 and 333-155303 on Form S-3 of our report dated February 25, 2009, relating to the consolidated financial statements and consolidated financial statement schedule of Regal Beloit Corporation and subsidiaries and the effectiveness of Regal Beloit Corporation and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Regal Beloit Corporation and subsidiaries for the year ended December 27, 2008.

/s/ Deloitte & Touche, LLP

Milwaukee, Wisconsin
February 25, 2009